Exhibit 5.1

August 12, 2026 ACRES Commercial Realty Corp. 390 RXR Plaza Uniondale, New York 11556 Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We serve as special Maryland counsel to ACRES Commercial Realty Corp., a Maryland corporation (the “Company”), in connection with the sale and issuance by the Company of up to 2,220,000 shares (the “Shares”) of 8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock, $0.001 par value per share, of the Company (“Series C Preferred Stock”) pursuant to the Placement Agent Agreement, dated August 10, 2026 (the “Placement Agent Agreement”), by and between the Company and Seaport Global Securities LLC. This opinion is being provided at your request in connection with the filing of the Prospectus Supplement (as defined below).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement on Form S-3ASR of the Company (File No. 333-278433) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on April 1, 2024 and declared effective on May 1, 2024 (the “Registration Statement”), in the form in which it was filed with the Commission;

2. The Prospectus dated April 1, 2024, which forms part of the Registration Statement, as supplemented by the Prospectus Supplement dated August 11, 2026 (the “Prospectus Supplement”), relating to the Shares, in the forms in which they were filed with the Commission under the Act;

3. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland;

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ACRES Commercial Realty Corp.

August 12, 2026

4. The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Secretary of the Company;

5. Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to (a) the registration, sale and issuance of the Shares; and (b) the creation and delegation of authority to a Pricing Committee of the Board in connection with the sale and issuance of the Shares (the “Pricing Committee”), certified as of the date hereof by the Secretary of the Company;

6. Resolutions adopted by the Pricing Committee relating to the sale and issuance of the Shares, certified as of the date hereof by the Secretary of the Company;

7. The Placement Agent Agreement, certified as of the date hereof by the Secretary of the Company;

8. A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

9. A certificate executed by Jaclyn A. Jesberger, Secretary of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations (including the Company’s) set forth therein are legal, valid and binding.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5. The Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Capital Stock (as defined in the Charter) contained in Article VI of the Charter.

6. The Company will issue the Shares in accordance with the resolutions of the Board and the Pricing Committee and, prior to the issuance of any Shares, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of Series C Preferred Stock.

ACRES Commercial Realty Corp.

August 12, 2026

7. The Placement Agent Agreement is a valid and legally binding contract that conforms to the description thereof set forth in the Registration Statement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, upon issuance and delivery of the Shares as contemplated by the resolutions of the Board and the Pricing Committee and upon payment therefor, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/S/ WOMBLE BOND DICKINSON (US) LLP